Michael J. Woodall
Chief of Operations	100 Federal Street
Putnam Investor	Boston, MA 02110
Services

June 2019

Dear Putnam Shareholder:

We recently mailed you proxy materials seeking your vote on a proposal that affects your investment in Putnam Sustainable Leaders Fund. Our records show that we have not yet received your vote.

Your fund’s Board of Trustees recommends that you vote IN FAVOR of the proposal and believes it is in the best interest of fund shareholders.

What is the proposal?

• The proposal is for a new management contract, which will change the fund’s performance index to a broader market index that better reflects the fund’s investment approach.

• Currently, adjustments to the fund’s management fees are based on fund performance compared with that of the Russell 3000 Growth Index. Under the new contract, the fund’s performance would be compared with that of the S&P 500 Index.

• The fund’s goal, which is to seek long-term capital appreciation, will remain the same. There will also be no change in the fund’s investment strategies. The fund will continue to invest mainly in common stocks of U.S. companies, with a focus on companies that Putnam Management believes exhibit a commitment to sustainable business practices.

Please vote promptly. There are three ways to quickly and easily cast your vote:

Please refer to your proxy card for specific instructions on how to vote.
Call 1-844-886-5457 with any questions regarding the proposal.

Sincerely,

317580 6/19